Exhibit 99.1
Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com
Media Relations Contact:
Diana McSweeney
(425) 256-6167
diana.mcsweeney@symetra.com
SYMETRA FINANCIAL REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS FOR 2010
BELLEVUE, Wash.—(Feb. 2, 2011)—Symetra Financial Corp. (NYSE: SYA) today reported fourth quarter 2010 net income of $62.2 million, or $0.45 per diluted share. This compares with $32.1 million, or $0.29 per diluted share, in fourth quarter 2009. For full-year 2010, Symetra produced net income of $200.9 million, or $1.48 per diluted share, compared with $128.3 million, or $1.15 per diluted share, in 2009.
Adjusted operating income1 was $48.0 million, or $0.35 per diluted share, in fourth quarter 2010, compared with $32.7 million, or $0.29 per diluted share, in the same period a year ago. For full-year 2010, Symetra generated adjusted operating income of $175.2 million, or $1.29 per diluted share, compared with $147.9 million, or $1.32 per diluted share, in 2009.

Summary Financial Results	Three Months Ended		Twelve Months Ended
(In millions, except per share data)	December 31		December 31
	2010	2009	2010	2009

Net Income	$62.2	$32.1	$200.9	$128.3
Per Diluted Share of Common Stock	$0.45	$0.29	$1.48	$1.15

Adjusted Operating Income	$48.0	$32.7	$175.2	$147.9
Per Diluted Share of Common Stock	$0.35	$0.29	$1.29	$1.32

Return on Equity			9.3%	15.4%

Operating Return on Average Equity			9.8%	10.5%

Symetra posted a 9.3% return on equity (ROE) for 2010, compared with 15.4% in 2009. Operating return on average equity (ROAE)1 for 2010 was 9.8%, compared with 10.5% in 2009.
“We turned in a solid fourth quarter, with higher operating income across all four business segments compared with the same period a year ago,” said Tom Marra, Symetra president and chief executive officer. “The pricing actions we took in our stop-loss business in late 2009 and early 2010 contributed to an excellent loss ratio, and sales of bank-owned life insurance (BOLI)

and fixed annuities were strong during the quarter. Our results also benefited from our commercial mortgage investment strategy.”
Fourth Quarter Summary
•	Group loss ratio improved to 60.5%, reflecting stop-loss pricing actions initiated in late 2009.

•	Deferred Annuities reached a total account value milestone of $10.0 billion; higher fixed account values drove earnings growth.

•	Income Annuities interest margin improved due to continued strength in spreads on commercial mortgage loan originations and increased income from mortgage-backed securities.

•	Life earnings were fueled by growing BOLI account value and higher return on assets.

•	Net realized investment gains were $23.0 million versus net losses of $0.3 million a year ago.
“With positive momentum going into 2011 and an energized executive team in place, we are focused on ways to grow and diversify our company,” Marra said. “In the coming year, we plan to invest in new retirement and life insurance products, expand our group life insurance operation, and enlist additional top-tier distribution partners to deliver a more robust product portfolio to consumers. We are excited about Symetra’s potential and our strategies to accelerate the company’s success.”
BUSINESS SEGMENT RESULTS

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended		Twelve Months Ended
(In milllions)	December 31		December 31
	2010	2009	2010	2009

Group	$21.0	$10.7	$71.6	$55.4

Deferred Annuities (formerly called ‘Retirement Services’)	20.9	17.3	81.3	58.6

Income Annuities	10.9	9.4	33.2	42.4

Life (formerly called ‘Individual’)	17.3	14.7	74.9	66.3

Other	(2.0)	(5.7)	(11.4)	(11.5)

Subtotal	$68.1	$46.4	$249.6	$211.2

Less: Income Taxes*	20.1	13.7	74.4	63.3

Adjusted Operating Income	$48.0	$32.7	$175.2	$147.9

* Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net realized and unrealized investment gains (losses) on fixed indexed annuity (FIA) options at the U.S. federal income tax rate of 35%.

Group Division
The Group segment, which consists primarily of medical stop-loss insurance, reported fourth quarter 2010 pretax adjusted operating income of $21.0 million, compared with $10.7 million in fourth quarter 2009. For full-year 2010, pretax adjusted operating income was $71.6 million, compared with $55.4 million in 2009. The significant increase in Group’s profitability in the fourth quarter and full year stemmed largely from improved medical stop-loss underwriting results. Symetra’s limited benefit medical product also contributed to higher fourth quarter and full-year operating income.
Group’s loss ratio was 60.5% for fourth quarter 2010, compared with 69.9% in the prior-year period. The full-year 2010 loss ratio was 64.9%, compared with 68.3% in 2009. Medical stop-loss pricing increases and fewer claims drove the loss ratio improvement for the quarter and full year.
Group sales in fourth quarter 2010 were $15.1 million, compared with $13.4 million in 2009. For the full year, Group produced $95.5 million in sales, up from $91.3 million in 2009. Sales of Symetra’s limited benefit medical product grew in 2010 as a result of increased focus on business generated through employee benefits brokers.
Retirement Division
The Deferred Annuities segment (formerly called “Retirement Services”), which includes fixed and variable deferred annuities, produced $20.9 million in pretax adjusted operating income in fourth quarter 2010, compared with $17.3 million in the prior-year period. For full-year 2010, pretax adjusted operating income totaled $81.3 million, compared with $58.6 million in 2009. Operating income improved in the fourth quarter and the full year with significantly increased fixed account values from strong sales. Operating income for 2010 also benefited from a higher interest spread than 2009 levels. Total account values reached a milestone of $10.0 billion at year-end, up 19% from $8.4 billion at the end of 2009.
Sales of deferred annuities were $522.9 million in fourth quarter 2010, double the $261.9 million reported in the same quarter of 2009. Driving this improvement were increased sales of fixed annuities through key bank partners. Full-year 2010 sales were $1.8 billion, compared with $2.2 billion for 2009. While the low interest rate environment slowed fixed annuity sales, the company diversified its points of distribution over the course of 2010, particularly among financial institutions.
The Income Annuities segment, which includes single premium immediate annuities (SPIAs) and structured settlements, had pretax adjusted operating income of $10.9 million in fourth quarter 2010, compared with $9.4 million in fourth quarter 2009. For full-year 2010, Income Annuities had $33.2 million in pretax adjusted operating income, down from $42.4 million in 2009. Interest spreads for fourth quarter and full-year 2010 improved on increased originations of commercial mortgage loans with attractive yields relative to other types of investments. Mortgage-backed securities produced higher investment income in fourth quarter 2010 due to favorable changes in estimated prepayment speeds. Partially offsetting the impact of the increased interest spreads were mortality losses of $0.6 million in fourth quarter 2010, compared with mortality gains of $1.3 million in fourth quarter 2009. For full-year 2010, mortality losses were $2.6 million, compared with mortality gains of $5.1 million in 2009.
Income Annuities sales were $67.9 million in fourth quarter 2010, and $260.0 million for the full year. This compares with sales of $83.8 million in fourth quarter 2009, and sales of $251.8 million for full-year 2009. Sales of structured settlements grew over 2009 levels due to the focused effort of a dedicated sales team formed in early 2010. Immediate annuity sales, however, were affected by sustained low interest rates.

Life Division
The Life segment (formerly called “Individual”), which includes term and universal life insurance, and bank-owned life insurance (BOLI), reported pretax adjusted operating income of $17.3 million for fourth quarter 2010, compared with $14.7 million in the prior-year period. The increase in fourth quarter operating income stemmed primarily from an increase in BOLI return on assets (ROA). Lower claims on non-BOLI policies also contributed to the positive result. For the full year, the Life segment produced $74.9 million in pretax adjusted operating income, up from $66.3 million in 2009. Full-year results for 2010 were positively impacted by a $7.4 million increase to adjusted operating income in the first quarter with the company’s decision to reduce the credited interest rate on one of its universal life products to the guaranteed minimum. This action resulted in the release of interest reserves and decreased amortization of deferred acquisition costs. In addition, non-BOLI life claims experience in 2010 was favorable compared with 2009.
Life sales (excluding BOLI) were $2.4 million in fourth quarter 2010, down from sales of $2.7 million in the same quarter a year ago. Single premium life (SPL) sales, however, were higher compared with fourth quarter 2009 and increased 25.7% over third quarter 2010. For the full year, Life sales (excluding BOLI) were $10.2 million in 2010, compared with sales of $10.5 million in 2009. BOLI sales were $35.9 million in fourth quarter 2010, including one $35.0 million sale, compared with no sales in fourth quarter 2009. BOLI sales of $46.1 million for full-year 2010 were substantially higher than BOLI sales of $2.5 million in 2009.
Other
The Other segment, which includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments, had a pretax adjusted operating loss of $2.0 million in fourth quarter 2010, compared with a pretax adjusted operating loss of $5.7 million in the prior-year period. The improvement in fourth quarter results was due largely to an increase in investment income on a higher asset balance and better returns on investments in limited partnerships (primarily private equity and hedge funds). For the full year, the Other segment recorded a pretax adjusted operating loss of $11.4 million, compared with a $11.5 million loss in 2009. Higher investment income in 2010 was offset by $3.4 million in expenses related to management and organizational changes, $1.8 million of which occurred in the fourth quarter.
Investment Portfolio
Net realized investment gains were $23.0 million in fourth quarter 2010, compared with net losses of $0.3 million in fourth quarter 2009. For the full year, net realized investment gains were $39.8 million, rebounding from net losses of $29.3 million in 2009. Impairment losses totaled $6.2 million in fourth quarter 2010, compared with losses of $12.8 million in the same quarter of 2009. As a result of the improved economic climate, impairment losses for 2010 fell to $20.9 million, compared with $86.5 million in 2009.
Symetra’s equity portfolio posted net investment gains of $18.5 million in fourth quarter 2010, compared with net gains of $10.5 million in fourth quarter 2009. For full-year 2010, the equity portfolio produced net gains of $32.6 million, compared with net gains of $36.4 million in 2009. The company’s equity portfolio generated returns of 21.6% in 2010, outpacing S&P 500 Total Return Index returns of 15.1%.
Stockholders’ Equity
Total stockholders’ equity, or book value, as of Dec. 31, 2010 decreased to $2,380.6 million, or $17.35 per share, compared with $2,711.3 million, or $19.77 per share, as of Sept. 30, 2010.

The decrease in book value was driven by lower valuation of the bond portfolio as interest rates rose during the fourth quarter.
Adjusted book value per share, as converted,1 was $15.79 per share as of Dec. 31, 2010, up from $15.38 per share as of Sept. 30, 2010.
Symetra ended 2010 with an estimated risk-based capital (RBC) ratio of 480% and statutory capital and surplus, including asset valuation reserve (AVR), of $1,937.4 million.
2011 Outlook
Symetra’s 2011 guidance will be shared at the company’s Investor Day meeting on Feb. 7, 2011. More information about the Investor Day webcast and presentation can be found at http://investors.symetra.com.
Additional Financial Information
This press release and the fourth quarter and full-year 2010 financial supplement are posted on the company’s website at http://investors.symetra.com. Investors are encouraged to review all of these materials.
Management to Review Results on Conference Call and Webcast
Symetra’s senior management team will discuss the company’s fourth quarter and full-year 2010 performance with investors and analysts on Thursday, Feb. 3, 2011 at 11 a.m., Eastern Time (8 a.m., Pacific Time). To listen by phone, dial 1-866-700-7173. For international callers, dial 617-213-8838. The access code is 63354629. The conference call will be broadcast live on the Internet at http://investors.symetra.com and archived later in the day for replay. Those who wish to listen to the call by phone or via the Internet should dial in or go to Symetra’s website at least 15 minutes before the call to register and/or test the compatibility of their computer.
A replay of the call can be accessed by phone at approximately 2 p.m., Eastern Time (11 a.m., Pacific Time) on Feb. 3, 2011 by dialing 1-888-286-8010. For international callers, dial 617-801-6888. The access code is 66161197. The replay will be available by phone until Feb. 10, 2011.
Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see the company’s 2009 Annual Report on Form 10-K.
This press release may include non-GAAP financial measures entitled “adjusted operating income,” “adjusted operating income per diluted share,” “adjusted book value,” “adjusted book value, as converted,” “adjusted book value per share, as converted” and “operating return on average equity.” The company defines adjusted operating income as net income, excluding after-tax net investment gains (losses) and including after-tax net investment gains (losses) on fixed indexed annuity (FIA) options. Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding. Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI. Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI plus the assumed proceeds from exercising the outstanding warrants. Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares and shares subject to outstanding warrants. Operating return on average equity consists of adjusted operating income for the most recent four quarters, divided by average ending adjusted book value for the most recent five quarters.
Definition of Selected Operating Performance Measures
The company reports selected operating performance measures, which are commonly used in the insurance industry. These measures are described here:
Loss ratio — Represents policyholder benefits and claims incurred divided by premiums earned.
Sales — For the Group segment, sales represent annualized first-year premiums for new policies. For the Deferred Annuities and Income Annuities segments, sales represent deposits for new policies. For the Life segment, sales represent annualized first-year premiums for recurring premium products, and 10% of new deposits for BOLI and other single-premium products.
About Symetra Financial
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to Symetra’s:
•	estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans; and

•	business and growth strategy, including prospective products, services and distribution partners.
These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:
•	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the availability of capital and financing;

•	potential investment losses;

•	the effects of fluctuations in interest rates and a prolonged low interest rate environment;

•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;

•	deviations from assumptions used in setting prices for insurance and annuity products;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs;

•	financial strength or credit ratings downgrades;

•	the continued availability and cost of reinsurance coverage;

•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs and required capital levels;

•	the ability of subsidiaries to pay dividends to Symetra;

•	the ability of the new executive leadership team to successfully implement business strategies;

•	the effects of implementation of the Patient Protection and Affordable Care Act;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; and

•	the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2009 Annual Report on Form 10-K and 2010 quarterly reports on Form 10-Q.
Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Revenues
Premiums	$118.3	$117.2	$473.0	$470.1
Net investment income	311.0	284.2	1,199.4	1,113.6
Policy fees, contract charges and other	43.1	39.4	166.3	159.9
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(23.1)	(23.3)	(53.3)	(191.2)
Less: portion of losses recognized in other comprehensive income	16.9	10.5	32.4	104.7

Net impairment losses recognized in earnings	(6.2)	(12.8)	(20.9)	(86.5)
Other net realized investment gains	29.2	12.5	60.7	57.2

Total net realized investment gains (losses)	23.0	(0.3)	39.8	(29.3)

Total revenues	495.4	440.5	1,878.5	1,714.3

Benefits and expenses
Policyholder benefits and claims	80.2	88.4	335.1	350.5
Interest credited	231.7	217.6	899.5	846.8
Other underwriting and operating expenses	69.8	66.0	256.7	252.7
Interest expense	8.0	8.0	31.9	31.8
Amortization of deferred policy acquisition costs	15.8	15.0	66.2	51.4

Total benefits and expenses	405.5	395.0	1,589.4	1,533.2

Income from operations before income taxes	89.9	45.5	289.1	181.1

Provision (benefit) for income taxes
Current	11.6	10.9	57.7	6.7
Deferred	16.1	2.5	30.5	46.1

Total provision for income taxes	27.7	13.4	88.2	52.8

Net income	$62.2	$32.1	$200.9	$128.3

Net income per common share
Basic	$0.45	$0.29	$1.48	$1.15
Diluted	$0.45	$0.29	$1.48	$1.15

Weighted-average number of common shares outstanding
Basic	137.174	111.622	135.609	111.622
Diluted	137.179	111.634	135.618	111.626

Cash dividends declared per common share	$0.05	$—	$0.15	$—

Non-GAAP financial measures
Adjusted operating income	$48.0	$32.7	$175.2	$147.9

Reconciliation to net income
Net income	$62.2	$32.1	$200.9	$128.3
Less: Net realized investment gains (losses) (net of taxes)*	15.0	(0.2)	25.9	(19.1)
Add: Net investment gains on FIA options (net of taxes)**	0.8	0.4	0.2	0.5

Adjusted operating income	$48.0	$32.7	$175.2	$147.9

* Net realized investment gains (losses) are reported net of taxes of $8.0, $(0.1), $13.9 and $(10.2) for the three and twelve months ended December 31, 2010 and 2009, respectively.

** Net investment gains on FIA options are reported net of taxes of $0.4, $0.2, $0.1 and $0.3 for the three and twelve months ended December 31, 2010 and 2009, respectively.

Symetra Financial Corporation
Consolidated Balance Sheet Data
(in millions, except per share data)
(unaudited)

	December 31	December 31
	2010	2009
Assets
Total investments	$23,500.2	$20,181.0
Other assets	1,255.0	1,414.3
Separate account assets	881.7	840.1

Total assets	$25,636.9	$22,435.4

Liabilities and stockholders’ equity
Policyholder liabilities	$21,591.5	$19,463.1
Notes payable	449.0	448.9
Other liabilities	334.1	250.0
Separate account liabilities	881.7	840.1

Total liabilities	23,256.3	21,002.1

Common stock and additional paid-in capital	1,451.4	1,166.6
Retained earnings	496.7	316.4
Accumulated other comprehensive income (loss), net of taxes	432.5	(49.7)

Total stockholders’ equity	2,380.6	1,433.3

Total liabilities and stockholders’ equity	$25,636.9	$22,435.4

Book value per share*	$17.35	$12.83

Non-GAAP financial measures
Adjusted book value	$1,948.1	$1,483.0

Reconciliation to stockholders’ equity
Total stockholders’ equity	$2,380.6	$1,433.3
Less: AOCI	432.5	(49.7)

Adjusted book value	1,948.1	1,483.0
Add: Assumed proceeds from exercise of warrants	218.1	218.1

Adjusted book value, as converted	$2,166.2	$1,701.1

Adjusted book value per share, as converted**	$15.79	$15.23

* Book value per share is calculated based on stockholders’ equity divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137.191 and 111.705 as of December 31, 2010 and December 31, 2009, respectively.

** Adjusted book value per share, as converted, is calculated based on adjusted book value, as converted, divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137.191 and 111.705 as of December 31, 2010 and December 31, 2009, respectively.

Symetra Financial Corporation
Reconciliation of Segment Pretax Adjusted Operating Income, and Operating ROAE
(in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Segment pretax adjusted operating income (loss)
Group	$21.0	$10.7	$71.6	$55.4
Deferred Annuities	20.9	17.3	81.3	58.6
Income Annuities	10.9	9.4	33.2	42.4
Life	17.3	14.7	74.9	66.3
Other	(2.0)	(5.7)	(11.4)	(11.5)

Subtotal	68.1	46.4	249.6	211.2

Add: Net realized investment gains (losses)	23.0	(0.3)	39.8	(29.3)
Less: Net investment gains on FIA options	1.2	0.6	0.3	0.8

Income from operations before income taxes	$89.9	$45.5	$289.1	$181.1

	Twelve Months Ended
	December 31
	2010	2009
ROE	9.3%	15.4%
Average stockholders’ equity*	$2,167.9	$832.4
Non-GAAP financial measures
Operating ROAE	9.8%	10.5%
Average adjusted book value**	$1,795.4	$1,407.7
* Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.
** Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.